UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2013

CSS Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-2661	13-1920657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

1845 Walnut Street, Philadelphia, PA		19103
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 569-9900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	(1) On May 21, 2013, our Board of Directors (“Board”) increased the size of the Board from seven directors to eight directors and filled the resulting vacancy by electing Elam M. Hitchner, III as a member of the Board.

(2) There are no arrangements or understandings between Mr. Hitchner and any other persons pursuant to which Mr. Hitchner was selected as a director.

(3) Mr. Hitchner has not been elected as a member of any committees of the Board.

(4) With respect to Mr. Hitchner and members of his immediate family, there have been no past transactions and there are no currently proposed transactions described in Item 404(a) of Regulation S-K.

(5) Mr. Hitchner will participate in the same compensation arrangements as the Company’s other non-employee directors. These arrangements are as follows:

(i) Each non-employee director receives an annual fee of $37,500, plus $1,000 for attendance at each Board and Board committee meeting, except that the fee for attendance at Board and Board committee meetings held telephonically and of not more than one hour in duration is $500.00. In addition, the chairperson of the Human Resources Committee and of the Nominating and Governance Committee each receive an additional annual fee of $8,000, and the chairperson of the Audit Committee receives an additional annual fee of $15,000.

(ii) Each non-employee director is eligible to participate in the Company’s 2011 Stock Option Plan for Non-Employee Directors (the “2011 Stock Plan”). The 2011 Stock Plan provides for the automatic grant to each non-employee director, on the last day on which our common stock is traded in each November through the year 2015, of nonqualified stock options to purchase 4,000 shares of CSS common stock at an exercise price per share equal to the closing price per share of CSS common stock on the date the stock options are granted. Each option granted under the 2011 Stock Plan expires five years after the date the option was granted. Twenty-five percent of the shares underlying each stock option grant become exercisable on each of the first four anniversaries of the date of grant. These installments are cumulative and exercisable during the remainder of the term of the option.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSS Industries, Inc. (Registrant)

By:	/s/ William G. Kiesling
William G. Kiesling
Vice President – Legal and Human
Resources and General Counsel

Date: May 24, 2013

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